As filed with the Securities and Exchange Commission on June 22, 2018

Registration No. 333-223099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASSOCIATED BANC-CORP

(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-1098068
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

433 Main Street
Green Bay, Wisconsin	54301
(Address of Principal Executive Offices)	(Zip Code)

BANK MUTUAL CORPORATION 401(K) PLAN

(Full Title of Plan)

Randall J. Erickson

Executive Vice President, General Counsel and Corporate Secretary

433 Main Street

Green Bay, Wisconsin  54301

(Name and address of agent for service)

(920) 491-7500

(Telephone number, including area code, of agent for service)

With a copy to:

C.J. Wauters

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, Wisconsin 53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated file (do not check is a smaller reporting company)	☐
Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided under Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF CERTAIN SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 filed by Associated Banc-Corp (the “Registrant”) with the Securities and Exchange Commission on February 20, 2018 (Registration No. 333-223099) (the “Form S-8”) to register, among others, 564,174 shares of common stock, par value $0.01 per share, of the Registrant in connection with the Bank Mutual Corporation 401(k) Plan (the “Bank Mutual 401(k) Plan”).  The Bank Mutual 401(k) Plan was assumed by the Registrant in connection with the Registrant’s acquisition of Bank Mutual Corporation, which was completed on February 1, 2018.

Effective April 20, 2018, the Bank Mutual 401(k) Plan was merged with and into the Associated Banc-Corp 401(k) & Employee Stock Ownership Plan.  In accordance with undertakings made by the Registration in the Form S-8 to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Amendment to deregister, and does hereby remove from registration, all such securities of the Registrant registered in connection with the Bank Mutual 401(k) Plan but unsold under the Form S-8 as of the date hereof.

This Amendment relates only to the securities described herein, and shall have no effect on the Form S-8 as it relates to the securities registered in connection with any of the other equity incentive plans named therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 22 2018.*

ASSOCIATED BANC-CORP

By:

/s/ Randall J. Erickson

Randall J. Erickson

Executive Vice President, General Counsel and Corporate Secretary

*  Pursuant Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Amendment.

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